Exhibit 10.1

RELEASE

NOTICE: YOU SHOULD THOROUGHLY REVIEW AND UNDERSTAND THE TERMS, CONDITIONS AND EFFECT OF THIS RELEASE. THEREFORE, PLEASE CONSIDER IT FOR UP TO TWENTY-ONE (21) DAYS BEFORE SIGNING IT. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE YOU SIGN THIS GENERAL RELEASE.

1. RELEASE AND WAIVER

(a) Claims Released: In return for the severance benefits that I will receive, I agree to completely and irrevocably release all claims, obligations, causes of action and demands which I have or ever had, from the beginning of time to the date I sign this Release against Henry Schein, Inc. (“HSI” or the “Company”), its parents, subsidiaries, divisions, joint ventures, partnerships and/or affiliated entities, their predecessors, successors and assigns, and all of their present and/or former officers, directors, managers, supervisors, employees, shareholders, agents, representatives, and employee benefit or pension plans or funds (and the trustees, administrators, fiduciaries and insurers of such programs) (collectively, the “Released Parties”). I agree that any person acting by, through or under me, such as my spouse, heirs, executors, representatives and assigns, are also bound by my release of claims.

I understand that I am releasing the Released Parties from any and all claims and potential claims to the extent they may be legally waived by private agreement, including but not limited to: (i) any claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Family Medical Leave Act, the National Labor Relations Act, the Pregnancy Discrimination Act, the Employee Retirement Income Security Act of 1974, Sections 503 and 504 of the Rehabilitation Act of 1973, the Worker Adjustment Retraining and Notification Act, the Genetic Information Non-Discrimination Act and the Sarbanes Oxley Act of 2002, all as amended; (ii) any claims under the State Human Rights Laws, labor laws and/or discrimination laws, and all other federal, state and local discrimination, labor or employment laws, regulations or orders; (iii) any other claims relating to or arising out of my employment, the terms and conditions of my employment and/or the termination of my employment, including but not limited to statutory claims and claims in common law or in equity, including, without limitation, claims for discrimination, retaliation, harassment, whistle-blowing, breach of contract or of policy or practice, constructive discharge, wrongful discharge, detrimental reliance, negligence, emotional distress, and all torts, including any intentional torts, such as defamation; (iv) any claims subject to federal, state and local occupational safety and health laws and regulations; (v) claims under any other federal, state or local Constitution, statute, regulation, or agreement or duty; (vi) claims concerning or based on the adequacy of my compensation or remuneration, including incentive payments, or claims for benefits, including but not limited to claims under the Fair Labor Standards Act, to the extent such claims are waivable; and (vii) claims for damages or relief of any kind, including but not limited to front pay, back pay, damages for pain and suffering, compensatory or punitive damages, any claims for attorneys’ fees, costs, disbursements and/or the like, or for equitable relief and reinstatement.

I also waive and release any right to become, and promise not to consent to become, a member of any class or collective action in a case in which claims are asserted against the Released Parties that are related in any way to my employment or the termination of my employment with the Company. If, without my prior knowledge and consent, I am made a member of a class in any such legal proceeding or arbitration, I agree to opt out of the class at the first opportunity.

(b) Unknown Claims: I understand that I am releasing all claims, whether or not they are known to me at the time I sign this Release. I expressly waive any and all rights that I may have under any state or local statute, executive order, regulation, common law and/or public policy relating to unknown claims including but not limited to N.D. Cent. Code (Contracts and Obligations) § 9-13-02, S.D. Code. Laws (Personal Rights and Obligations) § 20-7-11, California Civil Code Section 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

and Montana Code Ann. § 28-1-16-2, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which if known by the creditor must have materially affected his or her settlement with the debtor.

I understand that I am referred to in the California and Montana statutes as the ‘creditor’ and the Company or other Released Party is referred to as the ‘debtor.’ I consciously intend to waive claims for damages that may exist as of the date I sign this Release but that I do not know exist, and which, if known to me, would materially affect my decision to sign this Release, regardless of whether my lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause.

(c) Claims Not Waived: This Release does not apply to any claims or rights (i) that may arise after the date that I signed this release, (ii) for the consideration for or breach of this Release, (iii) for reimbursement of business expenses incurred on behalf of the Company under the Company’s expense

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reimbursement policies, (iv) for vested rights I may have under the Company’s ERISA-covered employee benefit plans on the date I sign this Release, (v) to be indemnified or advanced fees and costs for claims related to my acts or omissions as an officer to the maximum extent permitted by law and the Company’s controlling documents, including, but not limited to, under the Indemnification Agreement that I executed, dated May 17, 2016; and (vi) any claims that controlling law clearly states may not be released by private settlement, such as, but not limited to, claims for Worker’s Compensation benefits for job-related illness or injury or for unemployment compensation.

I also understand that nothing in this Agreement, including but not limited to the provisions regarding the release and waiver of claims in Section 1, the “no claims” provisions of Section 4, the cooperation provisions in Section 5, the confidentiality provisions in Section 6, or the non-disparagement provisions in Section 8, prevents me from filing a charge or complaint with, cooperating with or providing information to, or voluntarily participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the U.S. Department of Labor (DOL), Securities and Exchange Commission (SEC), or any other federal, state or local agency or entity charged with the enforcement of any laws, any self-regulatory body or any law enforcement authority (a “Government Entity”), including providing documents or other information, from testifying truthfully in the course of any administrative, legal or arbitration proceeding, reporting possible violations of federal and/or state law or regulations, including possible securities law violations to any Government Entity or making any other disclosures that are protected under the whistleblower provisions of any federal and/or state whistleblower programs. However, by signing this General Release I am waiving my right to individual relief based on claims asserted in such a charge or complaint, regardless of whether I or another party has filed it, to the extent allowed by law, and agree that the severance I will receive as provided in this Agreement fully and completely satisfies any and all such claims, except for any right that I may have to receive a payment from a government agency (and not the Company) for information provided to the government agency. Additionally, I acknowledge and understand that under the Federal Defend Trade Secrets Act of 2016, I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i)(A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; (ii) to my attorney in relation to a lawsuit for retaliation against me for reporting a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

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I also understand that nothing in this Agreement, including the sections listed above, shall be interpreted or enforced in a manner that would interfere with my rights under the National Labor Relations Act, if any, to engage in protected concerted activity with other employees.

2. SEVERANCE

In return for my (i) remaining employed by the Company until the last day my services are required (my Termination Date) – April 23, 2018, and (ii) signing this Release no earlier than my Termination Date, not revoking it, and observing its terms, the Company will provide me with the following benefits, subject to Section 12(i) of this Release:

(a) A severance payment in the amount of 18 months of base salary or $1,029,000. (The number of months of severance pay I am entitled to receive shall be called the “Severance Period.”) I understand that this severance pay shall be paid in equal installments over the Severance Period, at the same frequency as I was paid as an active Team Schein Member, beginning with the next regular payroll that is processed after the latter of: the expiration of the Revocation Period set forth in Section 3 below and the expiration of the six-month period immediately after my Termination Date (the “Six-Month Period”), except that the installments that would have otherwise been paid during the Six-Month Period shall be paid in a lump sum cash payment on the date the first severance installment payment is made by the Company as provided herein. These payments will be subject to all regular and customary payroll deductions. I understand that whether I sign this Agreement or not, I must return all Company property, including mobile devices, keys, identity cards, and Company files and records in whatever form; and any payment to me under this Section is contingent on my doing so.

(b) If I am currently covered by health insurance through the Company, I (and my dependents if covered) will have the right to continue that coverage at my own expense under the federal law known as COBRA (Consolidated Omnibus Budget Reconciliation Act), whether or not I sign this Release. However, if I exercise my COBRA rights on a timely basis (including my timely payment of COBRA premiums) and I also sign this Agreement, do not revoke it and observe its terms, the Company will pay my COBRA premiums for a period of time equal to my Severance Period or until I become eligible for coverage under the plan of another employer, whichever occurs first. If the Company, in its sole discretion, determines that I am a “highly compensated employee” under applicable regulations, or that the COBRA subsidy should not be given due to the non-discrimination provisions of the Affordable Care Act or any other applicable law, the Company shall notify me and shall pay me a monthly sum as an additional severance payment that equals the amount of the premiums, less any regular

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and customary payroll tax deductions, in lieu of paying COBRA premiums otherwise due under this Agreement. The Company’s COBRA administrator will provide me with information concerning my COBRA rights and obligations under separate cover. I understand that if I wish to continue health coverage through COBRA, I am required to make the election in writing and submit that election to the Team Schein Benefits Center within 60 days. My COBRA payment benefits, described above, shall begin with the next regular payroll that is processed after the latter of: the expiration of the Revocation Period set forth in Section 3 below and the expiration of the Six-Month Period, except that the premium payments that would have otherwise been paid by the Company during the Six-Month Period shall be paid in a lump sum cash payment on the date the first COBRA premium payment is made by the Company as provided herein.

(c) Although I will not qualify for a bonus under the bonus plans that would normally have applied to me for the 2018 and 2019 fiscal years, because my Termination Date is prior to the bonus payment dates in March 2019 and March 2020 respectively, I shall nonetheless receive, in addition to severance:

(1) $740,000 which represents the 2018 target bonus for which I would otherwise have been eligible, had I continued to be employed through the bonus payment date in or about March 2019 (“2018 Bonus”); and

(2) $616,667 which represents a pro-rata portion of my 2019 target bonus for which I would otherwise have been eligible (calculated for 2019 through October 23, 2019, eighteen months after my Termination Date), had I continued to be employed through the bonus payment date in March 2020 (“2019 Bonus”).

Bonus payments shall be subject to all regular and customary payroll deductions. The 2018 Bonus will be made in 2019 but on or before March 15, 2019 when the Company regularly makes bonus payments and the 2019 Bonus payment will be made in 2020 but on or before March 15, 2020 when the Company regularly makes bonus payments.

(d) Consistent with the offer letter between me and the Company, dated April 5, 2016 (the “Offer Letter”), I understand that the outstanding restricted stock award granted on June 10, 2016 (“Sign-On LTIP Award” in the amount of 9,030 time-based shares and 16,760 performance-based shares), shall vest in full upon the expiration of the seven day Revocation Period set forth in paragraph 3 below and shall cease to be restricted stock, subject to the terms and conditions of the applicable award agreement. I expressly agree and acknowledge that all such restricted stock awards grants continue to be subject to all other terms and conditions of the award agreements, including, without limitation, the provisions relating to forfeiture and recoupment. Furthermore, I understand and agree that my LTIP awards will be treated in the same manner as other similarly situated participants under the Company’s 2013 Stock Incentive Plan, as amended (the “Plan”).

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(e) I agree and acknowledge that the remaining portions of the outstanding restricted stock award granted on March 6, 2017 (Annual LTIP award in the amount of 6,144 time-based shares and 11,410 performance-based shares) and March 2, 2018 (Annual LTIP award in the amount of 6,846 time-based shares and 12,712 performance-based shares) shall forfeit in full on the Termination Date in accordance with the terms and conditions of the applicable award agreement. The Company will provide me with a cash payment in the amount of $947,000, subject to all regular and customary payroll deductions. The payment will be made within ten (10) business days of the expiration of the Revocation Period set forth in Section 3 below, without any delay provided under Section 11(j).

(f) Consistent with the offer letter between me and the Company, dated April 5, 2016 (the “Offer Letter”), I understand that I will receive as a cash payment the last installment of the Sign-On Bonus in the amount of $500,000 which would otherwise have been paid to me on the second anniversary of my hire date had I continued to be employed by the Company. This payment will be subject to all regular and customary payroll deductions and will be payable on the date the first severance installment payment is made by the Company as provided herein.

(g) The Company will provide me with a cash payment in the amount of $85,000, subject to all regular and customary payroll deductions, which is intended to cover any and all expenses that I might have in connection with the transition of my group life insurance and disability plans to individual plans and other miscellaneous transition items. The payment will be made within ten (10) business days of the expiration of the Revocation Period set forth in Section 3 below.

(h) I also understand that in the event the Company reemploys me during the period for which the severance benefits are being paid, severance payments will cease after I have received severance pay for all the weeks I was not employed by the Company. In addition, I understand that If I am reemployed by the Company at any time during the Severance Period, COBRA coverage will cease and I will be required to make the same contribution towards my health insurance coverage as similarly-situated active employees, and if I am a highly compensated employee, I will no longer receive payments for the payment of COBRA benefits.

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3. REVOCATION

I understand that if I sign this Release, I can change my mind and revoke it within seven (7) days after signing it by sending a written revocation notice to Lorelei McGlynn, Senior Vice President, Global Human Resources and Financial Operations, Henry Schein, Inc., 135 Duryea Road, Melville, NY 11747. I understand that the Release and waiver set forth above will not be effective until after this seven-day period has expired (the “Revocation Period”) and the Company has also signed this Agreement, and I will receive no benefits before the Agreement becomes effective.

To be effective, (a) the notice of revocation must be received by Ms. McGlynn no later than the seventh day after I have signed the Agreement, or else (b) Ms. McGlynn must be notified by e-mail (Lorelei.mcglynn@henryschein.com) or facsimile (1-631-390-8005) by seventh calendar day after I have signed the Agreement, that I am revoking this Agreement. If any of those days should fall on a weekend or a legal holiday, then the required communication must be received no later than the first business day after the weekend or holiday.

4. NO CLAIMS AGAINST THE COMPANY

Except as provided in paragraph 1(c) above, I promise that I will not pursue any claim that I have settled by this Release. If I break this promise, I agree to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims. This paragraph does not apply to claims that I may have under the Age Discrimination in Employment Act of 1967 (“ADEA”). Such claims are covered by the next paragraph.

Although I am releasing claims that I may have under the ADEA, I understand that I may challenge the knowing and voluntary nature of this Release under the Older Workers Benefit Protection Act (“OWBPA”) and the ADEA. I understand, however, that if I pursue a claim against the Company under the OWBPA and/or the ADEA, a court has the discretion to determine whether the Company is entitled to restitution, recoupment, or set off (meaning “reduction”) against a monetary award obtained by me in the court proceeding. A reduction never can exceed the amount I recover, or the severance I received for signing this General Release, whichever is less. I also recognize that the Company may be entitled to recover costs and attorneys fees incurred by the Company as specifically authorized under applicable law.

I further understand that nothing in this Release prevents me from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), the U.S. Department of Labor, or any other federal, state or local agency charged with the enforcement of any laws, although by signing this General Release I am waiving my right to individual relief based on claims asserted in such a charge or complaint, whether filed by me or any other person or group.

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Contingent on my compliance with my obligations pursuant to Section 2(a) above, the Company represents that it is not currently aware of any claims or causes of action that it or any third party has against me based on any act or omission by me from the beginning of time to the date I sign this Release.

5. COOPERATION

Except as provided in Section 1(c), I agree, after my Termination Date, to reasonably cooperate with the Company in providing and discussing facts pertaining to matters which occurred during my employment (for example, in connection with lawsuits or governmental investigations) and I agree to make myself reasonably available for interviews without the necessity for a subpoena by the Company. I acknowledge and agree that I continue to be bound by all obligations regarding the preservation of documents contained in all litigation hold notices issued to me by the Company.

6. CONFIDENTIALITY / SOLICITATION

(a) Except as provided in Section 1(c), I agree that I continue to be bound by any and all obligations concerning the nondisclosure of confidential and/or proprietary information, restricting competition with the Company, prohibiting solicitation of employees and/or customers, and/or assigning intellectual property contained in any agreements I have entered into with the Company or in any of the Company’s Personnel Manuals or Policy Statements that were applicable to me or as required by applicable law, including, but not limited to, the agreement, dated April 5, 2016 (“Non-Compete, Non-Solicitation and Confidentiality Agreement”) (a copy of which is attached hereto as Exhibit A). The Company and I agree that:

(1)	The length of the Restricted Period as defined in Paragraph 1.1(b) of the Non-Compete, Non-Solicitation and Confidentiality Agreement will be eighteen (18) months; and

(2)	the following sentences will be added to the end of paragraph 1.1(e)(iv) of the Non-Compete, Non-Solicitation and Confidentiality Agreement:

“Notwithstanding the foregoing and for purposes of clarity, the parties agree that the definition of a “Restricted Business” will not prevent me from engaging in an activity with a manufacturer of medical products or a manufacturer of veterinary products provided that the manufacturer does not sell direct to office-based health practitioners (including, but not limited to, physician or veterinary offices or clinics,

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ambulatory surgery centers and integrated delivery networks) product categories which could reasonably be deemed competitive with products distributed by HSI, including, by way of example and without limitation, vaccines, medical office equipment and supplies, and veterinary office equipment and supplies (“Competing Product Categories”) only if the following requirements are satisfied:

(a) If I am seeking employment with or retention by a manufacturer of medical products or a manufacturer of veterinary products for a role that does not involve selling Competing Product Categories direct to office-based health practitioners (including, but not limited to, physician or veterinary offices or clinics, ambulatory surgery centers and integrated delivery networks), I agree to inform the Company of my intention and to provide a copy of my offer letter or employment agreement at least ten (10) business days before commencing any work; and

(b) If I commence work for or am retained by a manufacturer of medical products or a manufacturer of veterinary products that does not sell direct to office-based health practitioners (including, but not limited to, physician or veterinary offices or clinics, ambulatory surgery centers and integrated delivery networks) Competing Product Categories, the Company’s obligations to continue to provide me with: (1) COBRA benefits pursuant to paragraph 2(b) of this Agreement shall cease effective with my start date at the company for which the restrictions of Paragraph 1.1(b) of the Non-Compete, Non-Solicitation and Confidentiality Agreement are waived hereunder; and (2) the severance and bonus payments otherwise payable under paragraphs 2(a) and 2(c) of this Agreement during the Severance Period shall be offset by any salary, fee and/or bonus paid in consideration for such work from the six month anniversary of the Termination Date through the end of the Severance Period.”

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(3)	For the avoidance of doubt, the Company and I agree that the restrictions contained in the Non-Compete, Non-Solicitation and Confidentiality Agreement will continue to be enforced as set forth therein, including, but not limited to, with respect to the each of the businesses, lines of business, and/or business segments of the Company’s Global Dental Group.

I specifically agree to comply with the provisions concerning Sensitive and Confidential Information set forth in the Company’s Worldwide Business Standards, and not to disclose or utilize or utilize on behalf of any third party, the Company’s confidential and/or proprietary information.

(b) Without limiting or modifying my promises in the previous paragraph, I agree that I have a continuing obligation not to disclose any confidential and/or proprietary information acquired or developed during my employment with the Company (sometimes referred to herein as “Confidential Information”). Generally, any information which has not been announced in mailings, published in magazines or newspapers, or made public in some other way is considered confidential. Certain other information is also considered confidential. Although the following list is not exhaustive, it highlights some examples of the types of information that must not be disclosed: operating and strategic plans; internal client lists; pricing policies; financial data such as sales volumes, profit margins, price quotations, sales costs, nonpublic sales volumes, market studies; marketing plans; new or existing processes or product development; regulatory information and communications; acquisition or joint ventures involving technology, software or other matters; potential transactions; internal company telephone lists and address books; and information concerning new services or potential new services.

(c) Notwithstanding anything contained in this Release to the contrary, I may disclose confidential and/or proprietary information (i) if required to do so by law; (ii) if necessary to implement this Release or to enforce the Release or any of its terms; (iii) to a government agency, as allowed by paragraph 1(c) of this Release and (iv) to my attorneys, accountants and/or tax advisors in order to obtain professional advice within the scope of their representation.

(d) In addition, I am not permitted to disclose any legally privileged information (whether oral, written, or in other tangible form), such as communications subject to the Attorney-Client privilege or Attorney-Work Product Doctrine and I will not do so.

7. RETURN OF COMPANY PROPERTY

By signing below, I represent that I have (i) returned to the Company any and all Confidential Information and all other materials, documents or property belonging to the Company or any of its affiliated entities, including without limitation, files, documents, lists, pricing policies, financial and other data such as sales volumes, profit margins, price quotations, sales costs, market studies, client lists,

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marketing plans, new or existing processes or product development, regulatory information and communications, acquisition or joint ventures involving technology, software or other matters, information concerning new services or potential new services, records, manuals, reports, software and hardware, laptops, printers, computers, cell phone, blackberry, keys, equipment, identification cards, access card, credit cards, mailing lists, rolodexes, personnel information, electronic information and files, computer print-outs, and computer disks and tapes, (ii) not retained any copies of any Confidential Information and/or any other materials, documents, data or property belonging to the Company or any of its affiliated entities, and (iii) permanently deleted all Confidential Information from my home and/or personal computer drives and from any other personal electronic, digital or magnetic storage devices.

8. NON-DISPARAGEMENT

The parties agree that the provisions of paragraph 4 of the Non-Compete, Non-Solicitation and Confidentiality Agreement, dated April 5, 2016, shall continue to apply for the period set forth therein.

9. BREACH OF AGREEMENT

I acknowledge that the Company would be irreparably injured by a violation by me of paragraphs 5, 6, 7 and/or 8. I agree that in the event of any such breach or threatened breach, the Company shall, in addition to any other remedies available to it, be entitled to a temporary restraining order and/or preliminary and/or permanent injunction, or other equivalent relief, restraining me from any actual or threatened breach of paragraphs 5, 6, 7 and/or 8. Nothing in this Release shall limit or prevent the Company from also pursuing any other or additional remedies it may have for breach of this and/or any other agreement I may have signed, including return of all or partial severance payments.

10. VOLUNTARY AGREEMENT: ADVICE OF COUNSEL: 21 DAY PERIOD

I acknowledge that:

(a) The Company and I have agreed that my termination qualifies as a “Good Reason” termination as defined in paragraph 7(b)(i) of my Offer Letter, dated April 5, 2016.

(b) I have read this entire document, and I fully understand it. I understand its legal and binding effect. I am acting voluntarily and of my own free will in signing this Release.

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(c) The benefits HSI is providing me in return for signing this Release are in addition to anything of value to which I already am entitled. Specifically, I acknowledge that if I do not sign this Release, that I am not otherwise entitled to severance benefits; nor to the Company paying for the cost of my COBRA coverage; nor to a 2018 Bonus; nor to a pro-rated 2019 Bonus; nor to the accelerated vesting of my Sign-On LTIP Award; nor to a cash payment representing the last installment of the Sign-On Bonus; nor to the pro-rated value of the Annual LTIP award; nor the cash payment intended to cover any and all expenses in connection with the transition of my group life insurance and disability plans to individual plans and other miscellaneous transition items. I also acknowledge that my Offer Letter requires the timely execution (and non-revocation) of this Release in order to receive any such benefits described hereunder.

(d) I have had the opportunity to seek, and I was and am advised in writing to seek, legal counsel prior to signing this Release.

(e) The benefits which the Company is agreeing to provide me under this Release are sufficient consideration for my undertakings in this Release, including but not limited to the release of claims in Section 1, the cooperation provisions in Section 5, the confidentiality provisions in Section 6, and the non-disparagement provisions in Section 8.

(f) I have been given at least 21 days to consider the terms of this Release before signing it. If I have signed this Release before the full 21 days expired, I knowingly and voluntarily waive the remainder of the 21-days to consider whether to sign this Release. The Company has not threatened me or promised me any benefit to induce me to sign this release before the end of the full 21-day period.

(g) I agree with the Company that changes to this Release, whether material or immaterial, do not restart the running of the 21-day consideration period.

(h) I also understand that this Release will be void if I do not sign it within the 21 day period stated above, or if I revoke it.

(i) This Release shall not be construed to be an admission by the Released Parties of any liability or wrongdoing or a violation of any statute, regulation, duty, law, contract, right or order. The Released Parties disclaim any liability to me or any other person for any alleged violation of any statute, regulation, duty, law, contract or order.

(j) I have (i) received all compensation due me as a result of services performed for the Company; (ii) reported to the Company any and all work-related injuries incurred by me during my employment by the Company; and (iii) been properly provided any leave of absence because of my or a family member’s health condition or military service and have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave. I am not aware of any uncured ethical or compliance issues involving the Company or any of its employees, and have not reported any such issues to the Company.

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(k) I shall be deemed to have resigned from all titles, positions and appointments that I hold with the Company, whether as an officer, director, employee, consultant, trustee, committee member, agent or otherwise and I agree to promptly execute such documents as the Company, in its sole discretion, shall reasonably deem necessary to effect such resignation.

11. GENERAL PROVISIONS

(a) Governance. The validity of this Release shall be construed under New York law, except as it may be preempted by federal law.

(b) Entire Agreement. This Release constitutes the complete and total agreement between the Company and me with respect to issues addressed in this Release. However, I agree this Release shall not in any way affect, modify, or nullify any obligation which I have to protect the Company’s confidential information, or to refrain from competing with the Company, or soliciting Company employees or customers after my employment is terminated and/or to assign intellectual property to the Company, contained in any agreement(s) I have entered into with the Company, and that such obligations contained in those agreement(s) remains in full force and effect, including, but not limited to the Non-Compete, Non-Solicitation and Confidentiality Agreement attached hereto as Exhibit A.

(c) Disputes. The parties agree that paragraph 20 of the Offer Letter is incorporated herein by reference, solely as it applies to disputes regarding the Offer Letter. The Company and you further specifically agree that the arbitration remedy provided for in paragraph 20 of the Offer Letter does not apply to: (1) the provisions of paragraphs 1 and 2 of the Non-Compete, Non-Solicitation and Confidentiality Agreement attached hereto as Exhibit A and that any breach of those provisions shall be governed by the remedies in paragraph 5 of the Non-Compete, Non-Solicitation and Confidentiality Agreement; and/or (2) the enforcement of this Release.

(d) Amendment. No provision in this Release may be amended unless such amendment is agreed to in writing and signed by both me and an authorized officer of the Company.

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(e) Non-Reliance. I represent that in signing this Release, I am not relying on any other agreements or representations not fully expressed in this document. This Release shall not be modified, altered or discharged except by written agreement signed by an authorized Company representative and me.

(f) Headings. The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this release.

(g) Use of Release in Subsequent Proceedings. I further agree that this document may be used as evidence in a subsequent proceeding in which the Company or I allege a breach of this Release or as a complete defense to any lawsuit or claim. Other than this exception, or disclosure to the EEOC or NLRB or any other federal, state or local agency charged with the enforcement of any employment laws, as provided in Section 1(c) above, I agree I will not offer or introduce this Release as evidence in any administrative proceeding, arbitration or lawsuit.

(h) Enforcement. The failure of either party to insist upon strict adherence to any term of this Release shall not be considered a waiver of that term or of any other term of this Release, and shall not deprive that party of the right to later insist upon strict adherence to that term or any other term of the Agreement. Any waiver must be in writing and signed by me or an authorized officer of the Company, as the case may be.

(i) Severability. The parties agree that should any part of this Release be found to be void or unenforceable by a court of competent jurisdiction, that determination will not affect the remainder of this Release. Should a court of competent jurisdiction find that any of the restrictions as written herein, is excessive and goes beyond what is permitted by law, we agree that the court shall revise the restriction to the extent necessary to achieve lawful enforcement and shall enforce the provisions as so revised.

(j) Tax matters. The Company may withhold from any amounts payable under this Release such federal, state and local taxes as may be required to be withheld under any applicable law or regulation, as determined by the Company and its advisors. The Company agrees that it is the intent of the parties that all compensation and benefits payable or provided to me (whether under this Release or otherwise) shall fully comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”). In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you pursuant to Code Section 409A or any damages for failing to comply with Code Section 409A. Notwithstanding anything contained in this Release to the contrary, each and every payment made under this Release shall be treated as a separate and distinct payment and not as a series of payments. Notwithstanding anything contained in this Release to the contrary, if I am a “specified employee” (determined in accordance with Code Section 409A and Treasury Regulation

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Karen Prange

Section 1.409A-3(i)(2)) as of the Termination Date, and if any payment, benefit or entitlement provided for in this Release both (i) constitutes a “deferral of compensation” within the meaning of Code Section 409A (“Nonqualified Deferred Compensation”) and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting me to additional tax, interest and/or penalties under Code Section 409A, then any such payment, benefit or entitlement that is payable during the first 6 months following the date of my separation from service shall be paid or provided to me in a lump sum cash payment to be made on the earlier of (x) my death or (y) the first business day of the seventh calendar month immediately following the month in which the separation from service occurs.

(k) Counterparts. This Release may be executed in two or more counterparts, and such counterparts shall constitute one and the same instrument. Signatures delivered by facsimile or email shall be deemed effective for all purposes to the extent permitted under applicable law.

Notice: Should you need further explanation of this Release, please do not hesitate to contact Lorelei McGlynn, Senior Vice President, Global Human Resources and Financial Operations, Henry Schein, Inc., 135 Duryea Road, Melville, NY 11747 (phone: 1-631-843-5925; fax: 1-631-390-8005; email: Lorelei.mcglynn@henryschein.com. We have enclosed two copies of this Release. If you are in agreement with terms outlined herein, kindly sign both copies no earlier than your Termination Date and return them to Lorelei McGlynn.

I have read and understand the Release set forth above. I accept the consideration stated above and agree to be bound by the terms of this Release.

/s/ Karen Prange
Karen Prange
Dated: April 23, 2018

Agreed to:

/s/ Lorelei McGlynn
Lorelei McGlynn
Senior Vice President, Global Human Resources and Financial Operations
Dated: April 23, 2018

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Karen Prange

EXHIBIT A

Agreement, dated April 5, 2016, between Karen Prange and Henry Schein, Inc.

(“Non-Compete, Non-Solicitation and Confidentiality Agreement”)

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Karen Prange

EXHIBIT A

AGREEMENT

THIS AGREEMENT (“Agreement”) dated as of April 5, 2016 (the “Effective Date”) is between Henry Schein, Inc., a Delaware corporation (the “Company”) whose principal place of business is 135 Duryea Road, Melville, N.Y., and Karen N. Prange, residing at [address] (“Executive”).

WHEREAS, the Company is offering employment to Executive and Executive seeks to become an employee of the Company; and

WHEREAS, the parties acknowledge that Executive will be a unique employee, and the parties further acknowledge that Company is offering Executive initial employment in the position of Executive Vice President and Chief Executive Officer, Global Medical and Animal Health Groups, and that, in this position, Executive will be among the most senior executives in the Company, and will be part of the Executive Management Committee of the Company, and will be senior management of the Global Medical and Global Animal Health Groups, and of the Company’s human oral surgery business, and will be privy to key and critical confidential information concerning the entire Company, its affiliates, and their businesses, planning, strategic initiatives, expansion and futures, and concerning the interaction among the businesses of the Company’s various units; and, the parties further acknowledge that in connection with and/or as part of Executive’s initial and continuing employment by the Company, Executive is expected to have access to, and to assist in developing: highly confidential and proprietary information related to the Company, its affiliates, divisions, groups, and/or their plans, products and services; and

WHEREAS, entry into this Agreement is a material part of Company agreeing to employ Executive, and Company would not employ Executive unless she agreed to this Agreement and agreed to comply with the terms hereof; and entry into the terms hereof by Executive is a condition precedent to her employment by the Company; and

WHEREAS, Executive has had an opportunity to consider the matter, has reviewed the terms and restrictions hereof with her own independent legal counsel of her own choosing, and has made an independent and informed decision that this Agreement is (a) fair and not excessive; (b) necessary for the protection of the Company and its business; and (c) that entry into this Agreement, and compliance with the terms hereof, including the restrictions set forth herein, is reasonable and is in Executive’s best interests; and whereas Executive seeks to become employed by Company under the terms hereof.

NOW, in consideration of the Company hiring Executive, and in recognition of the confidential and proprietary information of the Company which she will utilize and develop and/or to which she will be exposed and have access, and of the key employment she will assume in the Company; and further in consideration of the covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive agrees with the Company as follows:

1. Specific Restrictions.

1.1 (a) During her employment with the Company and/or any affiliate, Executive shall work only on behalf of Company or such affiliate, and shall devote her full time, energy, effort and loyalty to Company and/or the affiliate, and shall not engage, directly or indirectly, in any actions or conduct which compete with, or which aid, further or assist any competitor of, or any entity attempting to compete with, the Company and/or any affiliate of the Company. During her employment with the Company and/or any affiliate, the Executive shall not (unless otherwise agreed in writing by the Company) undertake any other business or profession or be or become an employee or agent or consultant of any other firm, company or other person, or assist or have any financial interest in any other business or profession, except as specifically disclosed to (and agreed in advance of the commencement thereof by) the Company; provided, however, nothing contained in this paragraph shall prevent Executive from holding for investment, no more than one percent (1%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system.

(b) During Executive’s employ with the Company or with any affiliate, and for a period of twelve (12) months after the date on which Executive ceases to be employed by the Company and its affiliates (or eighteen (18) months in the event of a Good Reason termination under section 7(b)(iv) of the Letter Agreement dated April 5, 2016) (“Restricted Period”), the Executive will not, without the prior written consent of the Company: (i) aid or assist any entity other than the Company or such affiliate in engaging in a Restricted Business; (ii) aid or assist any entity other than the Company or such affiliate in working in a Restricted Business with a Restricted Customer, Business Associate and/or a Restricted Supplier; (iii) solicit, or attempt to solicit, on behalf of anyone other than the Company or an affiliate, the business or custom of a Restricted Customer with a view to providing goods or services that compete or attempt to compete with those provided by the Company or an affiliate in connection with any Restricted Business; (iv) attempt to divert or entice away from the Company or any affiliate, the business or custom of an existing customer in any Restricted Business,; (v) solicit or attempt to encourage a Restricted Customer, Business Associate or a Restricted Supplier to enter into a transaction in any Restricted Business, with an entity other than Company or an affiliate; (vi) except on behalf of the Company or its affiliates, be involved in the planning of sales, promotions, marketing or business efforts of any kind to or with any Restricted Customer or Business Associate, in a Restricted Business; (vii) interfere with the business relationships between Company or any of its affiliates, and any Restricted Customer, Business Associate or Restricted Supplier, or any vendor, distributor or supplier of the Company in a Restricted Business; (viii) except in the good faith performance of her duties on behalf of the Company or its affiliates, induce any Restricted Customer, Restricted Supplier, Business Associate, vendor, distributor or supplier to terminate, modify or reduce their relationship with Company or any of its affiliates; (ix) advise, assist, or work for, any entity other than Company or one of its affiliates, in connection with (A) the development, sale, warehousing, marketing, delivery and/or distribution of products or services (including technology/software products or services) to office based practitioners in the dental, medical or animal health fields, or to other entities in the office based dental, medical/healthcare and/or animal health markets in similar settings (whether or not staffed by a physician), such as ambulatory surgery centers, and integrated delivery networks; (B) manufacturing activities in the dental, medical and/or animal health fields, of the type conducted by Company or any affiliate at any time during the two (2) years prior to the last day of Executive’s employment with the Company and/or its affiliates; or (C) distribution services to dental, medical or animal health device or product companies, in the office-based professional health practitioner market segments, including, but not limited to, other entities in the office based dental, medical/healthcare and/or animal health markets in similar settings (whether or not staffed by a physician), such as ambulatory surgery centers, and integrated delivery networks; (x) have an interest, directly or indirectly, in an entity or enterprise, which Executive is prohibited from working for or assisting under one of the other sections of this Agreement, during the period when such prohibition is in effect; provided, however, that Restricted Party may own, directly or indirectly, solely as an investment, less than one percent (1%) of a class of publicly traded securities of any entity. Notwithstanding the foregoing, Executive shall not be restricted from engaging in activities for an entity or enterprise which is substantially focused on manufacturing or product development, provided that such entity’s or enterprise’s distribution model, method and activity, do not compete or attempt to compete with the Company or its affiliates.

(c) During Executive’s employ with the Company or with any affiliate, and for a period of thirty-six (36) months after the date on which Executive ceases to be employed in any capacity by the Company and/or its affiliates, Executive will not, directly or indirectly: (i) solicit any employee, consultant, director or officer of the Company for employment with any other employer or firm, or assist any other person or entity in identifying for recruitment, or recruiting, any of such persons; (ii) except in the good faith performance of her duties while employed by the Company or an affiliate, encourage any employee of the Company or an affiliate, to leave the employ of the Company or affiliate; (iii) encourage any employee of the Company or an affiliate to breach a contract with the Company or any affiliate; (iv) without the prior written consent of the Company, pursue, engage in or utilize on behalf of anyone other than the Company or its affiliates, any proposed business arrangement or business plan on which Executive worked while employed by the Company or by an affiliate.

(d) Company’s present agreement, to employ Executive at this time, shall, by itself, constitute full and adequate consideration for the restrictions and other provisions set forth in this Agreement, including all paragraphs and subsections hereof.

(e) As used in this Agreement,

(i) The term “affiliate” shall have the same meaning as under Securities laws of the United States, such as Rule 405 of the Securities Act of 1933.

(ii) The term “Business Associate’ shall mean: (A) with respect to the period of Executive’s employ with the Company or with any of its affiliates: (1) any entity having material business relations with the Company or an affiliate; and/or (2) any entity or business other than the Company or its affiliates, which, at any time during Executive’s employment with the Company and/or its affiliates, worked with Company in identifying, analyzing, evaluating, assisting, formulating or executing, a consummated or potential transaction or other business venture; (B) with respect to the period after Executive ceases to be employed by the Company and/or its affiliates: (1) any entity having material business relations with the Company, and which, at any time during Executive’s employment with the Company, had material business relationships with any part or aspect of the Company’s Global Medical Group, Global Animal Health Group, Global Dental Group, and/or with any other business group or unit of the Company which reported to, worked with or was supervised by Executive, or about which Executive was exposed to Confidential Information in connection with her employment.

(iii) The term “Company” as used in this Agreement shall be understood to mean and include, Company, Company’s affiliates, Company’s direct and indirect subsidiaries, and Company’s permitted assigns to whom this Agreement has been assigned.

(iv) The term “Restricted Business” shall mean: (A) with respect to the period of Executive’s employ with the Company or any of its affiliates: each of the business(es), lines of business, and/or business segments of the Company, and/or of any of its affiliates; (B) With respect to the period after Executive ceases to be employed by the Company and its affiliates: each of the business(es), lines of business, and/or business segments of the Company and/or of any of its affiliates, which, at any time during her employ by Company or an affiliate, reported to, worked with or was supervised by Executive, or about which Executive learned or was provided access to, Confidential Information. Without limiting the generality of the foregoing, at all times, “Restricted Business” shall include, without limitation: each of the businesses, lines of business and business segments, of the Company’s Global Medical Group, the Company’s Global Animal Health Group, the Company’s Global Dental Group, and of any business group or unit of the Company and/or of any of its affiliates, which, at any time during her employ by Company or its affiliates, reported to or was supervised by Executive, or with which Executive worked, or about which Executive learned or was provided access to, Confidential Information.

(v) The term “Restricted Customer” shall mean: (A) with respect to the period of Executive’s employ with the Company or any of its affiliates: any customer of the Company or of any affiliate; (B) with respect to the period after Executive ceases to be employed by the Company and/or its affiliates: (1) any firm, entity, company or other person, who, at any time during the twenty four (24) months prior to Executive’s last day of employment with the Company and/or its affiliates, was a customer of: the Company’s Global Medical Group; the Company’s Global Animal Health Group; the Company’s Global Dental Group; or of any business group or unit of the Company and/or any of its affiliates, which, at any time during such twenty four month period, reported to, worked with or was supervised by Executive, or about which Executive learned or was provided access to, Confidential Information; (2) any customer of the Company or any affiliate who, at any time during the twenty four (24) months prior to the conduct at issue, was a customer of, or in the custom of engaging in business dealings with, the Company or any affiliate, and with whom, at any time during such period, the Executive, or an employee under the direct or indirect supervision of Executive, dealt on behalf of the Company or affiliate; (3) any firm, entity, company or other person, with which, at any time during the twenty four (24) months prior to the conduct at issue, the Company or an affiliate had negotiations or discussions regarding transactions and/or a business relationship, and with whom the Executive, or an employee under the direct or indirect supervision of Executive, dealt on behalf of the Company or affiliate at any time during such period; and/or (4) any customer of the Company or its affiliates whom Executive, or an employee under the direct or indirect supervision of Executive, at any time during the twenty four (24) months prior to Executive’s last day of employment with the Company and/or its affiliates, was involved in soliciting, servicing or selling to, or in planning sales, promotions or marketing to.

(vi) The term “Restricted Supplier” shall mean (A) with respect to the period of Executive’s employ with the Company or any of its affiliates: any firm, company or other person who is a provider or supplier of goods or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any affiliate (and including, without limitation, any individual or entity who or which provided services to the Company or affiliate by way of a consultancy agreement); (B) with respect to the period after Executive ceases to be employed by the Company and/or its affiliates, any firm, company or other person who at any time during the twenty four (24) months prior to Executive’s last day of employment with the Company and/or its affiliates: (1) was a provider or supplier of goods or services (other than utilities and goods or services supplied for administrative purposes) to any of the businesses, lines of business and/or business segments, of the Company’s Global Medical Group, the Company’s Global Animal Health Group, the Company’s Global Dental Group, or of any business group or unit of the Company and/or any of its affiliates, which reported to, worked with or was supervised by Executive, or about which Executive learned or was provided access to, Confidential Information; (2) was a provider or supplier of goods or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any affiliate (and including, without limitation, any individual or entity who or which provided services to the Company or affiliate by way of a consultancy agreement), and: (A) with whom the Executive, or an employee under the direct or indirect supervision of Executive, dealt on behalf of the Company or an affiliate, or (B) for whom Executive was responsible on behalf of the Company or affiliate.

1.2 (a) Executive acknowledges and the parties agree that, as part of her employment with Company, Executive will receive from Company and/or Company’s affiliates, and/or will or may develop or obtain during her employment with the Company or its affiliates, confidential and/or proprietary information, including information that is not readily and properly available to the public, or is not readily and properly available to others in the trade, including, without limitation, (i) information disclosed to Executive and/or Company specifically in confidence, (ii) information developed by Company or its affiliates, or by Executive, while employed by Company or an affiliate, and not intended by Company or affiliate for disclosure; and/or (iii) confidential information of other types, including, but not limited to: (1) confidential information concerning the Company, its affiliates, their operations, plans and strategic planning; (2) confidential business plans, financial and market data and analysis; confidential information on the “know how” of the Company and its affiliates, business development, marketing, legal and accounting plans, strategies, methods, policies, procedures and techniques; (3) confidential data of the Company and/or its affiliates, pertaining to business units and lines of business in which the Company or its affiliates compete or may compete, or may be considering a transaction or business; such information may include confidential information pertaining to units of the Company which may not report to Executive, but as to which Executive may provide input; (4) research and development projects and results; (5) trade secrets and/or other knowledge or processes of or developed by the Company or its affiliates; (6) information developed or researched by Executive during her employment with Company; (7) names and addresses of certain vendors, sources of supply, suppliers and certain employees and customers; (8) confidential data on or relating to past, present or prospective customers, suppliers, products and markets; (9) the Company’s and the Company’s affiliates’ confidential information concerning operations, future business plans, pricing, strategies, acquisition plans, expansion plans and other matters; (10) Company’s and Company’s affiliates’ confidential information and compilations of information, regarding operations, sales, revenues, sales plans, customers, products, methods of conducting and obtaining business, providing or advertising services, or obtaining customers; (11) the terms of agreements or arrangements to which Company or its affiliates are or were a party; (12) gross and net profit margins and credit terms at which Company or its affiliates obtain product and/or sell to any of its customers. (The information described in Section 1.2(a) and its subparts is collectively referred to as “Confidential Information”.)

(b) The parties recognize and agree that the Confidential Information is confidential and/or proprietary to Company, and is the property of the Company. During Executive’s employment with the Company, and at all times following the termination of Executive’s employment with Company for any reason, Executive shall not use for her own benefit, or the benefit of any other company, entity, or person, or disclose to any business, firm, corporation, association, venture, or any other entity or person, for any reason or purpose whatsoever (other than making proper use thereof, while employed by Company in the ordinary conduct of the Company’s business), the Confidential Information or any part thereof.

(c) Executive further agrees that, during the Restricted Period, she shall not, other than as provided herein, individually or together with others, directly or indirectly, engage in any activity, action, work, business, enterprise or function (other than working for the Company and on its behalf) in which Confidential Information: (i) will be material to Executive’s work in such activity, action, work, business, enterprise or function, and/or (ii) would be disclosed to, or used on behalf of, anyone other than the Company.

1.3 (a) Executive acknowledges and the parties agree: that if Executive engaged in the activities restricted under Sections 1.1 or 1.2 hereof, the improper use and disclosure of Company’s Confidential Information would result, and/or that there would be unfair competition, and/or improper misappropriation and improper use of the Confidential Information by persons or entities other than Company; and that the restrictions set forth in Sections 1.1, 1.2, and throughout this Agreement, are necessary to protect Company’s Confidential Information from misappropriation or improper use, and also to protect Company’s customer, employee, and vendor relationships and good will, and its investment in its business.

(b) The parties contemplate that Executive’s work and responsibilities on behalf of Company will be in, and/or directed to, both the United States and Global markets. Accordingly, the geographic scope of the restrictive provisions set forth in Section 1.1 hereof, shall be the geographic territories and markets anywhere in the world (i) where the Company competes or does business, and in which are located any of the business(es), lines of business and/or business segments, of the Company’s Global Medical Group, Global Animal Health Group, and/or Global Dental Group, and/or of any other business unit with which Executive works during her employ with the Company or its affiliates, or concerning which Executive learned or had access to Confidential Information; (ii) to which Executive’s work on behalf of the Company is directed, at any time during the twenty four (24) months prior to the last day of Executive’s employment with the Company and/or with its affiliates; (iii) where Executive performs work on behalf of Company or an affiliate; and/or (iv) which are the locations of the businesses and/or entities involved in transactions with the Company on which Executive works on behalf of Company or an affiliate, at any time during the twenty four (24) months prior to the last day on which Executive works for the Company and/or its affiliates.

1.4 Executive expressly agrees that the provisions of this Section 1 and of this Agreement, including, without limitation, the restrictions of Sections 1.1, 1.2 and 1.3, and throughout the Agreement, are reasonable and are properly and necessarily required for the adequate protection of the Company, and the business, and the operations, intellectual property, trade secrets, Confidential Information and goodwill of the Company and its affiliates, but for which Company would not agree to employ Executive.

1.5 Nothing contained herein shall diminish any additional protections which Company may have under any other agreements between the parties or otherwise, or under applicable law or any applicable Company policies. All such remedies shall be cumulative and severally enforceable.

2. Return of Company Property

2.1 All documents, materials, data bases, analyses, electronic documents, hardware, software, advertising or sales material or information, price lists, customer lists, order forms, order guides, samples, inventory lists, company data and information, notebook, tablet, smartphone and/or laptop computers and the data contained therein, and/or other material or data of any kind furnished to Executive by Company or its affiliates, or prepared or obtained by Executive on behalf or at the direction of Company or its affiliates, or in connection with Executive’s employment, and/or any Confidential Information, and/or any proprietary information of Company or its affiliates, shall be and remain the property solely of the Company or such affiliates.

2.2 Upon termination of Executive’s employment for any reason, Executive will immediately deliver to Company, all of Company’s and Company’s affiliates’ property, computers, drives, data, papers, books, manuals, lists, correspondence, and documents (regardless of their format or media), Confidential Information, and proprietary information, as well as any other matters or materials which may involve the business of Company or any of its affiliates, together with all copies thereof, irrespective of whether Executive created the same or was involved with the same. Executive will neither copy nor take any such material upon termination of Executive’s employment for any reason, and will return all physical and electronic copies previously made. Executive shall not be entitled to, and shall not, retain any copies thereof. Title and copyright therein shall vest in the Company. Executive shall also provide to Company, all passwords, codes, pins, and other access modalities, needed for, or to facilitate, access to and/or use of the computers, drives, devices, documents, websites and other devices, sites and materials, which belong to the Company or its affiliates, or the return of which is provided for hereunder. The Executive shall not destroy any of such property, sites, or devices, except with the express, written permission of the Company, but instead shall deliver all such property to the Company. Executive shall identify the location of all electronic copies, and, if directed by Company, shall permit, assist in and facilitate, the removal and expungement of the Company’s data and information from media owned or controlled by Executive. For purposes of clarity, Form W-2s or other compensation and benefits information provided by Company to Executive shall not be deemed Company property and may be retained by Executive, unless otherwise directed by the Company.

3. Executive hereby acknowledges and agrees that notwithstanding termination or expiration of this Agreement, and notwithstanding termination of Executive’s employment with the Company and/or its affiliates, and notwithstanding the reason(s) for any such termination, and notwithstanding which party prompted any such termination, the restrictions and provisions herein that contemplate survival after termination, including, without limitation, the restrictions and provisions set forth in Sections 1 and 2 hereof, and in the subsections of those Sections, shall continue and remain in full force and effect, regardless of the reason for termination of employment, or termination of this Agreement, and regardless of whether termination of employment or of this Agreement was initiated or caused by Company or by Executive.

4. Non-disparagement. Executive agrees that she shall not make, directly or indirectly, to any person or entity including, but not limited to, present or former employees of the Company and/or the press, and/or to any others, any disparaging oral, electronic or written statements about the Company and/or any affiliate, its and their employees and customers, products or services, or Executive’s employment with or separation from employment with the Company, or intentionally do anything which discredits the Company and/or any affiliate and/or its and their services, reputation, financial status, or business relationship; Executive agrees that she will not make any such statements, directly or indirectly, orally, in writing, or on any social media or other internet sites, including but not limited to, Facebook, Snapchat, and LinkedIn; or on any blogging and/or microblogging sites, including but not limited to Twitter; or on any personal website or blog; or on any video sharing or hosting websites, including but not limited to YouTube; or by e-mailing such to any distribution list or list-serve to which Executive may subscribe, or which Executive maintains, participates in or moderates. This paragraph shall not prevent Executive from testifying truthfully in any judicial, arbitral, administrative or regulatory body proceeding, or from participating voluntarily in a government investigation, or from exercising any other rights, including any rights Executive may have under the National Labor Relations Act and other statutes and regulations, to disclose or comment upon Executive’s terms and conditions of employment. Company agrees to instruct its Executive Management Committee and its Board not to make, directly or indirectly, to any person or entity including, but not limited to, present or former employees of the Company and/or the press, and/or to any others, any disparaging oral, electronic or written statements about the Executive, or Executive’s employment with or separation from employment with the Company, or intentionally do anything which discredits the Executive. This paragraph shall not prevent Company from testifying truthfully in any judicial, arbitral, administrative or regulatory body proceeding, or from participating voluntarily in a government investigation, or from exercising any other rights Company may have.

5. Certain Rights and Remedies upon Breach.

5.1 Enforcement. Executive acknowledges and agrees that the protection for the Company set forth in this Agreement is of vital concern to the Company, that monetary damages for any violation thereof would not adequately compensate the Company, and that the Company is engaged in a highly competitive business; Executive agrees that the Company shall be entitled, in addition to all other rights and remedies available under this Agreement and applicable law, as a matter of course, to an injunction, restraining order and other equitable relief, without posting bond, from any court of competent jurisdiction, restraining any violations or threatened violations of this Agreement by Executive. Executive further agrees that this section shall apply whether or not her employment hereunder has terminated, and regardless of the reasons for such termination. Executive acknowledges and agrees that her experience and capabilities are such that enforcement of this Agreement by injunction and otherwise will not prevent her from earning a living. Accordingly, it is understood and agreed that the Company, to the greatest extent permitted by law, shall be entitled to provisional remedies (including without limitation, temporary restraining order, preliminary and permanent injunctive relief) and damages, enforcing the terms hereof. Thus, if Executive breaches, or threatens to commit a breach of, any of the provisions hereof, Company shall have all of its rights and remedies at law and in equity, and shall also have the following rights and remedies, each of which rights and remedies shall be cumulative and independent of the others and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Company by contract, under law or in equity: (a) specific performance; and (b) accounting, to require Executive to account for and pay over to Company all payments, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any breach hereof.

6. Additional Provisions

(a) Invalidity and Severability. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of this Agreement, and to that extent, the provisions of this Agreement are intended to be and shall be deemed severable. In particular and without limiting the foregoing sentence, if any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement. Further, the parties hereto expressly agree that those terms or conditions, if any, found to be invalid, illegal or unenforceable, shall be modified to conform to the most expansive permissible reading under the law that is consistent with the parties’ intent as expressed herein, and the parties expressly agree to this Agreement incorporating such modification. The parties specifically acknowledge and agree that each of the restrictions set forth herein is intended to be separate and severable, and that, if any of the restrictions shall be held to be void or unenforceable, the parties agree that it is their intent that the void or unenforceable provisions shall be deemed severable, and that the rest of this agreement shall be fully enforceable, to the greatest extent permitted by law, and that the void or unenforceable provisions shall be enforced to the greatest extent permitted by law.

(b) Applicability. The parties agree that this Agreement and all provisions hereof, shall remain in full force and effect, regardless of whether Executive’s title, position, responsibilities and work for the Company change or are altered, and regardless of whether Executive is reassigned to new duties, titles and responsibilities.

(c) Acknowledgement of Status. Company and Executive hereby acknowledge and agree that Executive’s employment hereunder shall be at-will. Accordingly, either party may, at any time, terminate Executive’s employment for any lawful reason or for no reason at all, with or without notice, and with or without cause. Notwithstanding such termination, the restrictions and remedies provided in the Agreement shall survive its termination as set forth herein.

(d) Assignment – This Agreement may not be assigned by the Executive, without the Company’s prior written consent, and any attempted assignment without such consent shall be deemed void. The Company may assign this Agreement, in its sole discretion: (i) as part of the transfer or sale of all or substantially all of the assets of the lines of business in which Executive is employed (by way of sale, merger or otherwise); or (ii) to any affiliated or unaffiliated entity; upon such permitted assignment, at Company’s option, the burden and benefit hereof will be upon the permitted assignee.

(e) Benefit – The rights and covenant of this Agreement, shall inure and extend to the parties hereto, their respective heirs, personal representatives, successors and permitted assigns.

(f) Waiver of Breach – Waiver, or delay in seeking a remedy, by either party of a breach of any provision of this Agreement by the other party, shall not operate or be construed as a waiver of that or of any subsequent breach.

(g) Applicable Law; Jurisdiction. Any action relating to this Agreement or the breach thereof shall be brought only in either: the State courts sitting in the State of New York, within New York, Nassau or Suffolk Counties; or in the federal courts sitting in the Eastern or Southern Districts of New York, and the parties expressly consent to the exclusive jurisdiction and venue of such courts for such purpose. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law. The parties agree that this Agreement is being, and shall be treated as having been, entered into by them, within the State of New York.

(h) Entire Agreement – This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and cancels and supersedes, as of the date hereof, any and all previous agreements between the parties as to the subject matter of this Agreement. In the event the parties are also entering into other agreements, including other confidentiality or restrictive agreements, at or about the time that they are entering into this Agreement, and/or at or about the time of Executive’s commencement of employment, both this Agreement, and such other agreement(s), shall also be and remain in effect; any restrictions and remedies under such other agreements shall be cumulative and severally enforceable and in addition to the remedies and restrictions herein. In the event that there are conflicting provisions that cannot be read as providing cumulative rights under the various agreements, this Agreement shall govern. Further, Executive additionally agrees to comply with Company’s World Wide Business Standards as may be effect from time to time, and to comply with the Company’s written policies and manuals pertaining to confidentiality, non-competition and/or non-solicitation obligations; in the event there are conflicting provisions in the World Wide Business Standards, and/or in the policies and manuals, that cannot be read as providing rights cumulative of those set forth herein, this Agreement shall govern.. There are no terms hereof, expressed or implied, other than the express terms of this Agreement. No change, modification, termination or amendment of this Agreement shall be valid unless it is in writing and signed by the parties to this Agreement; this Agreement may not be changed, cancelled or superseded by the parties, except in a writing, signed by the parties, which expressly references this Agreement and indicates that the parties seek to change or modify it or some of its terms or provisions.

(i) Interpretation. To the greatest extent permitted by law, any rule of law or legal decision that would mandate the interpretation of any ambiguities in this Agreement against a party, or that would require that the Agreement be strictly interpreted against one party or the other, shall be of no application and is expressly waived.

(j) Notices. Any notice hereunder, if any, may be given personally to the Executive or to the Corporate Secretary of the Company (as the case may be), or may be sent to the Company by a generally recognized overnight delivery service (to the attention of its Corporate Secretary) at its above stated headquarters, or to the Executive either at her address given above or at her last known address. Any such notice sent by generally recognized overnight delivery service shall be deemed served forty-eight hours after it is sent and in proving such service it shall be sufficient to prove that the notice was properly addressed and that the records of the delivery service reflect that it was delivered.

(k) This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Agreed to:

Henry Schein, Inc.

/s/ Stanley M. Bergman
By:	Stanley M. Bergman
Title:	Chairman & CEO
Dated:	July 11, 2016

/s/ Karen Prange
Karen N. Prange
Dated: July 8, 2016